Exhibit 99.1
Vail Resorts
For Immediate Release
News Release

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Vail Resorts Announces Fiscal 2008 Third Quarter Results
●	Record third quarter Resort revenue of $369.3 million, a 4.8% increase over the prior year’s record third quarter.
●	Record third quarter Mountain Reported EBITDA of $168.6 million, a 7.1% increase over the prior year’s record third quarter.
●	Record third quarter Resort Reported EBITDA of $176.7 million, a 4.0% increase over the prior year’s record third quarter.
●	Record third quarter net income of $87.3 million, an 11.3% increase over the prior year’s record third quarter.

BROOMFIELD, Colo. - June 5, 2008 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the third quarter of fiscal 2008 ended April 30, 2008.
The Company uses the terms “Reported EBITDA,” “Reported EBITDA excluding stock-based compensation,” “net income excluding stock-based compensation” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

THIRD QUARTER PERFORMANCE
Mountain Segment
Mountain revenue increased $17.0 million, or 5.5%, in the third quarter of fiscal 2008 to $325.7 million from $308.7 million for the same quarter last fiscal year.  Mountain operating expense increased $4.8 million, or 3.1%, to $157.8 million.  Mountain equity investment income, net decreased $1.0 million.  Mountain Reported EBITDA increased $11.2 million, or 7.1%, to $168.6 million compared to $157.4 million for the same quarter last fiscal year.

Lodging Segment
Lodging revenue of $43.6 million was flat in the third quarter of fiscal 2008.  The prior year period included $2.6 million of revenue associated with the termination of the management agreement at The Equinox (pursuant to the terms of the management agreement) as a result of the sale of the hotel by the hotel owner.  Excluding the termination fee, Lodging revenue would have increased $2.6 million, or 6.3%.  Lodging operating expense increased $4.4 million, or 14.1%, to $35.5 million.  Lodging Reported EBITDA decreased $4.4 million, or 35.5%, to $8.1 million compared to $12.5 million for the same quarter last fiscal year.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $17.0 million, or 4.8%, in the third quarter of fiscal 2008 to $369.3 million from $352.4 million for the same quarter last fiscal year.  Resort operating expense increased $9.2 million, or 5.0%, to $193.3 million.  Resort equity investment income, net decreased $1.0 million.  Resort Reported EBITDA increased $6.8 million, or 4.0%, to $176.7 million compared to $169.9 million for the same quarter last fiscal year.  Resort Reported EBITDA excluding stock-based compensation increased $6.8 million, or 4.0%, to $178.0 million.

Real Estate Segment
Real Estate revenue increased $37.3 million, or 217.9%, in the third quarter of fiscal 2008 to $54.5 million from $17.1 million for the same quarter last fiscal year.  Real Estate operating expense increased $28.3 million, or 112.0%, to $53.6 million.  Real Estate Reported EBITDA increased $9.0 million, or 111.2%, to $0.9 million compared to a loss of $8.1 million for the same quarter last fiscal year.

Total Performance
Total revenue increased $54.3 million, or 14.7%, in the third quarter of fiscal 2008 to $423.8 million from $369.5 million for the same quarter last fiscal year.  Income from operations for the quarter increased $15.3 million, or 11.2%, to $151.5 million.
The Company reported third quarter fiscal 2008 net income of $87.3 million, or $2.24 per diluted share, compared to net income of $78.5 million, or $1.99 per diluted share, for the same quarter last fiscal year.  Excluding stock-based compensation expense, the Company’s net income for the third quarter of fiscal 2008 would have been $88.7 million, or $2.28 per diluted share, compared to net income of $79.6 million excluding stock-based compensation, or $2.02 per diluted share, for the same quarter last fiscal year.  The Company recorded total pre-tax stock-based compensation expense of $2.1 million and $1.7 million in the three months ended April 30, 2008 and April 30, 2007, respectively.

NINE MONTH PERFORMANCE
Mountain Segment
Mountain revenue increased $21.1 million, or 3.4%, for the nine months ended April 30, 2008, to $648.0 million from $626.9 million for the comparable period last fiscal year.  Mountain operating expense increased $9.6 million, or 2.4%, to $401.9 million.  In the current fiscal year nine month period, Mountain operating expense included approximately $2.0 million in legal fees for litigation related to the Company’s attempted acquisition of The Canyons ski resort (“The Canyons”).  Mountain equity investment income, net decreased $0.4 million.  Mountain Reported EBITDA increased $11.1 million, or 4.7%, to $249.6 million compared to $238.5 million for the comparable period last fiscal year.

Lodging Segment
Lodging revenue increased $4.9 million, or 4.2%, for the nine months ended April 30, 2008, to $121.7 million from $116.8 million for the comparable period last fiscal year.  The prior year period included the $2.6 million of revenue associated with the termination of the management agreement at The Equinox (pursuant to the terms of the management agreement) and $2.4 million of revenue associated with the termination of the management agreement at The Lodge at Rancho Mirage (pursuant to the terms of the management agreement), in conjunction with the closing of the hotel as part of a redevelopment plan by the current hotel owner.  Excluding the termination fees, Lodging revenue would have increased $9.9 million, or 8.9%.  Lodging operating expense increased $15.3 million, or 15.6%, to $113.5 million.  Lodging operating expense included approximately $3.1 million of start-up and pre-opening expenses related to The Arrabelle at Vail Square hotel.  Lodging Reported EBITDA decreased $10.4 million, or 55.9%, to $8.2 million compared to $18.6 million for the comparable period last fiscal year.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $26.0 million, or 3.5%, for the nine months ended April 30, 2008, to $769.7 million from $743.8 million for the comparable period last fiscal year.  Excluding the impact of the prior year Equinox and The Lodge at Rancho Mirage termination fees, Resort revenue would have increased $31.0 million, or 4.2%.  Resort operating expense increased $24.9 million, or 5.1%, to $515.5 million for the nine months ended April 30, 2008.  Excluding the $2.0 million of expense associated with The Canyons litigation and $3.1 million of start-up and pre-opening expenses related to The Arrabelle at Vail Square hotel, Resort expenses would have increased $19.8 million, or 4.0%.  Resort equity investment income, net decreased $0.4 million.  Resort Reported EBITDA increased $0.7 million, or 0.3%, to $257.8 million compared to $257.2 million for the comparable period last fiscal year.  Resort Reported EBITDA excluding stock-based compensation increased $0.6 million, or 0.2%, to $261.6 million.

Real Estate Segment
Real Estate revenue increased $11.7 million, or 11.7%, for the nine months ended April 30, 2008, to $112.0 million from $100.3 million for the comparable period last fiscal year.  Real Estate operating expense increased $3.1 million, or 3.1%, to $104.9 million.  Gain on sale of real property increased $0.7 million.  Real Estate Reported EBITDA increased $9.3 million, or 620.8%, to $7.8 million compared to a loss of $1.5 million for the comparable period last fiscal year.

Total Performance
Total revenue increased $37.7 million, or 4.5%, for the nine months ended April 30, 2008, to $881.7 million from $844.0 million for the comparable period last fiscal year.  Income from operations for the nine months increased $8.8 million, or 4.8%, to $191.8 million.
The Company reported net income of $114.0 million, or $2.91 per diluted share, for the first nine months of fiscal 2008, compared to net income of $95.7 million, or $2.44 per diluted share, for the comparable period last fiscal year.  Included in the first nine months fiscal 2008 results is the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney’s fees and on a pre-tax basis) was included in contract dispute credit (charges), net.  Excluding stock-based compensation expense, the Company’s net income for the nine months ended April 30, 2008, would have been $117.8 million, or $3.01 per diluted share, compared to net income of $99.1 million excluding stock-based compensation, or $2.52 per diluted share, for the comparable period last fiscal year. The Company recorded total pre-tax stock-based compensation expense of $6.0 million and $5.5 million in the nine months ended April 30, 2008 and April 30, 2007, respectively.

Business Commentary and Outlook
Robert Katz, chief executive officer, commented, “I am quite pleased with our results for the fiscal 2008 third quarter and for the nine months ended April 30, 2008, which includes virtually all of the 2007/2008 ski season.  Despite the worsened U.S. economy and its impact on the travel sector, as well as the very slow start to the ski season due to difficult weather conditions, our results for the third quarter and first nine months of fiscal year 2008 set new all-time records in Resort revenue, Mountain and Resort Reported EBITDA and net income.  Importantly, all of this growth was achieved on an organic basis at our existing resorts.  Mountain segment revenue in the third quarter increased 5.5% over the prior year’s third quarter with approximately 66% of our incremental revenue growth flowing through to Mountain Reported EBITDA, resulting in Mountain Reported EBITDA margins increasing from 51.0% to 51.8%.  For the 2007/2008 season compared to the 2006/2007 season, total skier visits were slightly down by 0.5%.  However, excluding the Early Season (defined as the period from the start of the season through December 23, 2007), total skier visits were up 4.1%.  Lift revenue for the season (excluding season pass revenue) was up 4.3%, reflecting effective ticket price growth of 7.7% (excluding season pass) and solid visitation during peak periods offsetting softer visitation during the Early Season and other non-peak periods.  Season pass revenue was also up 7.6% for the season and season pass holders skied an extra one half day per pass on average.  During the quarter, our ski school, dining and retail/rental ancillary Mountain segment businesses grew, outpacing our total skier visit growth, with guests continuing to spend more on these areas per visit.  A key driver in our growth for the year was an estimated 26% increase in international guest visitation compared to the prior year, which included an estimated 28% increase over the prior year third quarter.  This growth in international visitation mitigated softness in U.S. destination visitation due to U.S. economic weakness.”
Katz continued, “As we look ahead to the 2008/2009 ski season, we are very excited with the launch of the Epic Season Pass.  It offers unlimited and unrestricted skiing at all five of our resorts for the entire season at an initial price of $579.  The pass must be purchased on or before November 15, 2008.  With this new product, we expect to build on the success of our Colorado, Heavenly and other season pass products, which currently represent approximately 26% of our total lift ticket revenue, the vast majority of which are purchased prior to start of the ski season, providing greater stability to our results.  With the Epic Season Pass, we are hoping to increase that percentage and provide our guests from around the world a true “full season” experience at our resorts.  Additionally, we have just concluded our Colorado spring pass sales efforts, which historically have represented approximately 26% of our total Colorado season passes sold in sales dollars, prior to the Epic Season Pass introduction.  This year’s Colorado spring pass sales, excluding Epic Season Passes sold to new pass holders, were up 2% in sales dollars over the prior year.  It is important to note that the comparable Colorado spring pass sales in the prior year were up 59% in sales dollars over spring pass sales for the 2006/2007 ski season, though ultimately flattened out in the fall, so at this point we are satisfied with these results.”
Katz added, “Despite the fact that our mountain related lodging properties experienced similar trends that we indicated above, our Lodging segment, on a “same store” basis for the quarter, benefited from a 6.9% average daily rate increase due to strong demand during the peak periods, which also helped drive a 6.3% increase in total Lodging revenue, excluding the impact of the revenue associated with the prior year’s termination fee of $2.6 million.  In addition, our Real Estate segment benefited from the closings of 17 additional Arrabelle units in the third quarter driving a $9.0 million increase in Real Estate Reported EBITDA.”
Commenting on the Company’s Breckenridge and Vail real estate development projects, Katz said, “As we lead the way in transforming the Breckenridge real estate landscape, we are very excited with our ski-in/ski-out projects currently under development, including Crystal Peak Lodge at the base of Peak 7 with all 46 units under contract and closings on these units expected to occur in the winter of 2008.  In addition, our latest project, the RockResorts branded One Ski Hill Place, which we brought to market in December 2007, will create a unique luxury experience at the base of Peak 8.  To date, we have released 70 units of the total 88 units with an average price per square foot of $1,246 (29% in excess of Crystal Peak released just a year ago).  Currently, we have 49 units under contract, representing gross sales proceeds of $69.6 million and have commenced construction on this exciting project.  We currently expect that income, before provision for income taxes and before allocated corporate or Vail Resorts Development Company overhead, for One Ski Hill Place will range from $15 million to $25 million.  Turning to our Vail development projects, one additional Ritz-Carlton Residences, Vail unit was placed under contract in the quarter with currently 47 of the 71 available two- to six- bedroom whole ownership condominium units and all 45 fractional condominium units under contract, representing 67% of total expected revenue.  With respect to The Arrabelle at Vail Square project, to date we have closed on 29 of the 67 units, and anticipate closing on 35 of the remaining 38 units in the fiscal fourth quarter.  We are shifting the expected closing of three of the remaining Arrabelle units into fiscal 2009 based on the timing of completing construction on those units including one unit, which is no longer under contract but has been relisted for approximately 36% over its previous contract price.  Finally, we still anticipate closing on six of the thirteen Lodge at Vail Chalets in the fiscal fourth quarter with the remaining seven Chalets closing in the first half of fiscal 2009.”
As an update on the Vail Mountain Club, Katz commented, “We are incredibly excited with the sales at the Vail Mountain Club, as we have nearly sold all of the currently available social and full memberships.  To date, we have sold 383, or 96% of the available memberships, including 184 full memberships, which include parking privileges, and an additional 199 social memberships, which exclude parking privileges, representing total sales commitments of $69.0 million of total proceeds when paid in full.  This includes the sale of 23 full memberships and 28 social memberships since our March 10, 2008, earnings release.  The sales of these memberships, in the midst of this economy and before the club has opened, which will occur next ski season, certainly signal the extraordinary experience that membership in the Vail Mountain Club will offer and provides another exclusive commitment to Vail from many of our guests.”
On the Company’s lodging development, Katz said, “We are excited with the development occurring at our RockResorts lodging brand with the announcement this quarter of two new properties to the brand, including another new warm weather destination with the management of the Third Turtle Club & Spa in the Turks & Caicos Islands.  This property is expected to open in 2011 and will feature approximately 280 total ocean and marina front one-, two-, three- and four-bedroom units.  In addition to managing the project's luxury residences and suites, spa facilities and restaurants, RockResorts will also manage the resort's commercial activities, private yacht harbor and beach club.  We also announced The Osprey at Beaver Creek will join the RockResorts brand as an owned hotel, formerly known as the Inn at Beaver Creek.  The Osprey is undergoing a $7 million transformation this summer and scheduled to be relaunched as RockResorts' newest addition in time for the 2008-2009 ski season.  The 41-room hotel is situated in the heart of the village of the world-class Beaver Creek Resort, set against a spectacular mountain backdrop and is the closest hotel to a chairlift in North America.  The addition of these properties reflects the tremendous opportunity of the RockResorts brand as we continue to add to our collection of unique upscale resort hotels.”
Katz added, “While challenges exist with the U.S. economic climate and outlook, we feel that our business model remains resilient, supported by the results of our third quarter, the strongest quarter of our fiscal year.  Furthermore, we continue to maintain a very strong balance sheet position with $304 million of cash and cash equivalents and a net debt position of less than one and a half times trailing twelve months Total Reported EBITDA, which provides us additional flexibility to take advantage of future opportunities.  Given our performance to date and with the conclusion of our winter season including a softer April for the Resort business than had been expected, I wanted to take this opportunity to reaffirm our previously announced guidance that we issued in March 2008, although we now estimate falling at the lower end of our Resort and Real Estate guidance ranges and at or slightly below our net income range.  We currently expect full year Resort Reported EBITDA, the combination of our Mountain and Lodging segments, to fall at the lower end of the $230 million to $240 million range and Resort Reported EBITDA excluding stock-based compensation expense to fall at the lower end of the $235 million to $245 million range.  The Resort guidance includes a range for Mountain Reported EBITDA of $218 million to $228 million and Mountain Reported EBITDA excluding stock-based compensation expense of $222 million to $232 million, while we expect Lodging Reported EBITDA to range from $8 million to $14 million and Lodging Reported EBITDA excluding stock-based compensation expense expected to range from $9 million to $15 million.  With respect to Real Estate, given the shifting of three of The Arrabelle units into fiscal 2009, we expect our Real Estate Reported EBITDA to be at the lower end of the previously announced $54 million to $60 million range and Real Estate Reported EBITDA excluding stock-based compensation expense expected to be at the lower end of the $57 million to $63 million range.  Based on our current estimates, we expect net income to be at or slightly below the lower end of the $112 million to $122 million range and net income excluding stock-based compensation expense to be at or slightly below the lower end of the $117 million to $127 million range.”
Katz concluded, “In addition, during the third quarter, we continued our previously announced share repurchase program, resulting in the repurchase of 321,150 shares at an average price of $46.70 for a total amount of $15.0 million.  Since inception of this program in fiscal 2006, the Company has repurchased 1,506,233 shares at an average price of $44.29 for a total amount of approximately $66.7 million, with 1,493,767 shares remaining available under the existing repurchase authorization.  Our purchases under this program are reviewed with our Board quarterly and are based on a number of factors as we evaluate the appropriate uses of our excess cash, including but not limited to the share repurchase program.”
CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EDT, available at www.vailresorts.com in the Investor Relations section.  In order to access the non-GAAP financial information that will be referenced on the call, click on www.vailresorts.com/investors.

Vail Resorts, Inc. is the leading mountain resort operator in the United States.  The Company's subsidiaries operate the mountain resort properties at the Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean.  Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc.  Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30,
	2008	2007
Net revenue:
Mountain	$325,726	$308,712
Lodging	43,590	43,643
Real estate	54,474	17,134
Total net revenue	423,790	369,489
Segment operating expense:
Mountain	157,807	152,997
Lodging	35,513	31,126
Real estate	53,562	25,261
Total segment operating expense	246,882	209,384
Other operating income (expense):
Depreciation and amortization	(25,471)	(23,513)
Relocation and separation charges	--	(166)
Gain (loss) on disposal of fixed assets, net	24	(242)
Income from operations	151,461	136,184
Mountain equity investment income, net	698	1,660
Investment income	2,459	4,334
Interest expense, net	(8,441)	(8,039)
Loss on sale of business	--	(601)
Contract dispute charges	--	(184)
Gain on put options, net	--	690
Minority interest in income of consolidated subsidiaries, net	(4,621)	(5,343)
Income before provision for income taxes	141,556	128,701
Provision for income taxes	(54,215)	(50,193)
Net income	$87,341	$78,508

Per share amounts:
Basic net income per share	$2.26	$2.02
Diluted net income per share	$2.24	$1.99

Other Data:
Mountain Reported EBITDA	$168,617	$157,375
Mountain Reported EBITDA excluding stock-based compensation	$169,572	$158,361
Lodging Reported EBITDA	$8,077	$12,517
Lodging Reported EBITDA excluding stock-based compensation	$8,418	$12,823
Resort Reported EBITDA	$176,694	$169,892
Resort Reported EBITDA excluding stock-based compensation	$177,990	$171,184
Real Estate Reported EBITDA	$912	$(8,127)
Real Estate Reported EBITDA excluding stock-based compensation	$1,761	$(7,671)

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	April 30,
	2008	2007
Net revenue:
Mountain	$647,984	$626,902
Lodging	121,734	116,848
Real estate	111,978	100,272
Total net revenue	881,696	844,022
Segment operating expense:
Mountain	401,942	392,355
Lodging	113,530	98,233
Real estate	104,885	101,770
Total segment operating expense	620,357	592,358
Other operating income (expense):
Gain on sale of real property	709	--
Depreciation and amortization	(69,854)	(66,857)
Relocation and separation charges	--	(1,401)
Loss on disposal of fixed assets, net	(367)	(332)
Income from operations	191,827	183,074
Mountain equity investment income, net	3,592	3,990
Investment income	7,697	8,815
Interest expense, net	(23,620)	(24,885)
Loss on sale of business	--	(601)
Contract dispute credit (charges), net	11,920	(4,460)
Gain on put options, net	--	690
Minority interest in income of consolidated subsidiaries, net	(7,468)	(9,707)
Income before provision for income taxes	183,948	156,916
Provision for income taxes	(69,901)	(61,197)
Net income	$114,047	$95,719

Per share amounts:
Basic net income per share	$2.94	$2.47
Diluted net income per share	$2.91	$2.44

Other Data:
Mountain Reported EBITDA	$249,634	$238,537
Mountain Reported EBITDA excluding stock-based compensation	$252,483	$241,601
Lodging Reported EBITDA	$8,204	$18,615
Lodging Reported EBITDA excluding stock-based compensation	$9,144	$19,474
Resort Reported EBITDA	$257,838	$257,152
Resort Reported EBITDA excluding stock-based compensation	$261,627	$261,075
Real Estate Reported EBITDA	$7,802	$(1,498)
Real Estate Reported EBITDA excluding stock-based compensation	$10,058	$52

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands)
(Unaudited)

	Three Months Ended		Percentage	Nine Months Ended		Percentage
	April 30,		Increase	April 30,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Business Line
Lift tickets	$167,793	$158,380	5.9%	$301,791	$286,997	5.2%
Ski school	46,229	44,650	3.5%	81,384	78,848	3.2%
Dining	30,344	28,624	6.0%	58,002	54,978	5.5%
Retail/rental	59,533	53,401	11.5%	149,844	141,210	6.1%
Other	21,827	23,657	(7.7)%	56,963	64,869	(12.2)%
Total Mountain Revenue	$325,726	$308,712	5.5%	$647,984	$626,902	3.4%

Total Lodging Revenue	$43,590	$43,643	(0.1)%	$121,734	$116,848	4.2%

Total Resort Revenue	$369,316	$352,355	4.8%	$769,718	$743,750	3.5%

	Three Months Ended		Percentage	Nine Months Ended		Percentage
	April 30,		Increase	April 30,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Skier Visits
Vail	890	883	0.8%	1,570	1,608	(2.4)%
Breckenridge	887	875	1.4%	1,630	1,650	(1.2)%
Keystone	558	573	(2.6)%	1,129	1,171	(3.6)%
Heavenly	540	493	9.5%	943	900	4.8%
Beaver Creek	516	483	6.8%	918	890	3.1%
Total Skier Visits	3,391	3,307	2.5%	6,190	6,219	(0.5)%

Effective Ticket Price	$49.48	$47.89	3.3%	$48.75	$46.15	5.6%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2008	2007
Real estate held for sale and investment	$394,008	$305,085
Total stockholders' equity	796,168	743,189

Long-term debt	575,275	575,162
Long-term debt due within one year	74,192	401
Total debt	649,467	575,563
Less: cash and cash equivalents	304,133	316,439
Net debt	$345,334	$259,124

Reconciliation of Non-GAAP Financial Measures
Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA excluding stock-based compensation targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.
            Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net income for the Company calculated in accordance with GAAP for the three and nine months ended April 30, 2008 and 2007.
	(In thousands)
	Three Months Ended
	April 30,
	(Unaudited)
	2008	2007
Mountain revenue, net	$325,726	$308,712
Mountain operating expense excluding stock-based compensation	(156,852)	(152,011)
Mountain equity investment income, net	698	1,660
Mountain Reported EBITDA excluding stock-based compensation	169,572	158,361
Mountain stock-based compensation	(955)	(986)
Mountain Reported EBITDA	168,617	157,375

Lodging revenue, net	43,590	43,643
Lodging operating expense excluding stock-based compensation	(35,172)	(30,820)
Lodging Reported EBITDA excluding stock-based compensation	8,418	12,823
Lodging stock-based compensation	(341)	(306)
Lodging Reported EBITDA	8,077	12,517

Resort Reported EBITDA*	176,694	169,892
Resort Reported EBITDA excluding stock-based compensation*	177,990	171,184

Real Estate revenue, net	54,474	17,134
Real Estate operating expense excluding stock-based compensation	(52,713)	(24,805)
Real Estate Reported EBITDA excluding stock-based compensation	1,761	(7,671)
Real Estate stock-based compensation	(849)	(456)
Real Estate Reported EBITDA	912	(8,127)
Total Reported EBITDA	177,606	161,765
Depreciation and amortization	(25,471)	(23,513)
Relocation and separation charges	--	(166)
Gain (loss) on disposal of fixed assets, net	24	(242)
Investment income	2,459	4,334
Interest expense, net	(8,441)	(8,039)
Loss on sale of business	--	(601)
Contract dispute charges	--	(184)
Gain on put options, net	--	690
Minority interest in income of consolidated subsidiaries, net	(4,621)	(5,343)
Income before provision for income taxes	141,556	128,701
Provision for income taxes	(54,215)	(50,193)
Net income	$87,341	$78,508
* Resort represents the sum of Mountain and Lodging

	(In thousands)
	Nine Months Ended
	April 30,
	(Unaudited)
	2008	2007
Mountain revenue, net	$647,984	$626,902
Mountain operating expense excluding stock-based compensation	(399,093)	(389,291)
Mountain equity investment income, net	3,592	3,990
Mountain Reported EBITDA excluding stock-based compensation	252,483	241,601
Mountain stock-based compensation	(2,849)	(3,064)
Mountain Reported EBITDA	249,634	238,537

Lodging revenue, net	121,734	116,848
Lodging operating expense excluding stock-based compensation	(112,590)	(97,374)
Lodging Reported EBITDA excluding stock-based compensation	9,144	19,474
Lodging stock-based compensation	(940)	(859)
Lodging Reported EBITDA	8,204	18,615

Resort Reported EBITDA*	257,838	257,152
Resort Reported EBITDA excluding stock-based compensation*	261,627	261,075

Real Estate revenue, net	111,978	100,272
Real Estate operating expense excluding stock-based compensation	(102,629)	(100,220)
Gain on sale of real property	709	--
Real Estate Reported EBITDA excluding stock-based compensation	10,058	52
Real Estate stock-based compensation	(2,256)	(1,550)
Real Estate Reported EBITDA	7,802	(1,498)
Total Reported EBITDA	265,640	255,654
Depreciation and amortization	(69,854)	(66,857)
Relocation and separation charges	--	(1,401)
Loss on disposal of fixed assets, net	(367)	(332)
Investment income	7,697	8,815
Interest expense, net	(23,620)	(24,885)
Loss on sale of business	--	(601)
Contract dispute credit (charges), net	11,920	(4,460)
Gain on put options, net	--	690
Minority interest in income of consolidated subsidiaries, net	(7,468)	(9,707)
Income before provision for income taxes	183,948	156,916
Provision for income taxes	(69,901)	(61,197)
Net income	$114,047	$95,719
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the twelve months ended April 30, 2008.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA.

(In thousands)
Twelve
Months Ended
April 30,
2008
Mountain Reported EBITDA	$218,825
Lodging Reported EBITDA	7,788
Resort EBITDA*	226,613
Real Estate Reported EBITDA	6,820
Total Reported EBITDA	233,433
Depreciation and amortization	(90,660)
Relocation and separation charges	(32)
Loss on disposal of fixed assets, net	(1,118)
Investment income	11,284
Interest expense, net	(31,359)
Loss on sale of businesses, net	(38)
Contract dispute credit, net	11,739
Minority interest in income of consolidated subsidiaries, net	(5,565)
Income before provision for income taxes	127,684
Provision for income taxes	(47,956)
Net income	$79,728
            * Resort represents the sum of Mountain and Lodging

(In thousands)
As of
April 30,
2008
Long-term debt	$575,275
Long-term debt due within one year	74,192
Total debt	649,467
Less: cash and cash equivalents	304,133
Net debt	$345,334

Net debt to Total Reported EBITDA	1.48

Presented below is a reconciliation of net income excluding stock-based compensation, tax effected, to net income of the Company calculated in accordance with GAAP for the three and nine months ended April 30, 2008 and 2007.  Also presented is a reconciliation of net income per diluted share excluding stock-based compensation, tax effected, to net income per diluted share of the Company calculated in accordance with GAAP for the three and nine months ended April 30, 2008 and 2007.  The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's historical results from ongoing operations for the three and nine months ended April 30, 2008 and April 30, 2007 to prior periods.

	Three Months
	Ended April 30,
	(Unaudited)
(In thousands, except per share amounts)	2008	2007
Net income excluding stock-based compensation	$88,672	$79,599
Stock-based compensation expense, before benefit from income taxes	(2,145)	(1,748)
Adjustment for benefit from income taxes	814	657
Net income	$87,341	$78,508

Diluted net income per share excluding stock-based compensation	$2.28	$2.02
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.06)	(0.04)
Adjustment for benefit from income taxes, per diluted common share	0.02	0.02
Diluted net income per share	$2.24	$1.99

	Nine Months
	Ended April 30,
	(Unaudited)
(In thousands, except per share amounts)	2008	2007
Net income excluding stock-based compensation	$117,799	$99,136
Stock-based compensation expense, before benefit from income taxes	(6,045)	(5,473)
Adjustment for benefit from income taxes	2,293	2,056
Net income	$114,047	$95,719

Diluted net income per share excluding stock-based compensation	$3.01	$2.52
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.15)	(0.14)
Adjustment for benefit from income taxes, per diluted common share	0.06	0.05
Diluted net income per share	$2.91	$2.44

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA and Reported EBITDA excluding stock-based compensation for the Company's fiscal year ending July 31, 2008 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2008
	Low End Range	High End Range
Resort Reported EBITDA excluding stock-based compensation(1)	$235,000	$245,000
Resort segment stock-based compensation	(5,000)	(5,000)
Resort Reported EBITDA(1)	230,000	240,000
Real Estate Reported EBITDA excluding stock-based compensation	57,000	63,000
Real Estate segment stock-based compensation	(3,000)	(3,000)
Real Estate Reported EBITDA	54,000	60,000
Total Reported EBITDA	284,000	300,000
Depreciation and amortization	(91,500)	(90,500)
Loss on disposal of fixed assets, net	(1,000)	(1,000)
Investment income	12,000	12,500
Interest expense, net	(31,000)	(30,000)
Contract dispute credit, net	11,920	11,920
Minority interest in income of consolidated subsidiaries, net	(5,000)	(6,000)
Income before provision for income taxes	179,420	196,920
Provision for income taxes	(67,900)	(74,800)
Net income	$111,520	$122,120

(1)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.

A reconciliation of the low and high ends of the forecasted guidance range given for net income excluding stock-based compensation for the Company's fiscal year ending July 31, 2008 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2008
	Low End Range	High End Range
Net income excluding stock-based compensation	$116,520	$127,120
Stock-based compensation expense, before benefit from income taxes	(8,000)	(8,000)
Adjustment for benefit from income taxes	3,000	3,000
Net income	$111,520	$122,120